Consent of Independent Registered Public Accounting Firm
The Board of Directors
NRG Energy, Inc.:

We consent to the incorporation by reference in the registration statement Numbers 333-217595, 333-197882, 333-185501, 333-182379, 333-171318, 333-151992, 333-135973 and 333-114007 on Form S-8 of NRG Energy, Inc. (the Company) of our reports dated February 27, 2020, except as to Notes 1,2,3,4 and 19 as it relates to operating segments, which are as of May 7, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K and in the Form 8-K dated May 7, 2020 of the Company.
Our report dated February 27, 2020, except as to Notes 1,2,3,4 and 19 as it relates to operating segments, which are as of May 7, 2020, on the consolidated financial statements refers to changes in accounting principle, the Company’s adoption of Topic 842, Leases, and Topic 606, Revenue from Contracts with Customers.
Our report dated February 27, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states our audit of the Company’s internal control over financial reporting excluded Stream Energy.

/s/ KPMG LLP
Philadelphia, Pennsylvania
May 7, 2020